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                                                                  EXHIBIT 11.1
                       SERVICE CORPORATION INTERNATIONAL
                       COMPUTATION OF EARNINGS PER SHARE


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
                                                Years Ended December 31,
                                         --------------------------------------
                                           1996           1995           1994
                                         --------       --------       --------
                                         (Thousands, except per share amounts)
PRIMARY:
Net income...........................    $265,298       $183,588       $131,045
                                         ========       ========       ========
Average number of common shares
 outstanding.........................     235,432        201,597        173,018
Common stock equivalents applicable
 to options outstanding resulting
 from application of the "treasury
 stock method" using average stock
 price...............................       5,746          2,550            834
                                         --------       --------       --------
Average common and common equivalent
 shares used in earnings per share...     241,178        204,147        173,852
                                         ========       ========       ========
Primary Earnings Per Common Share:
 Net income..........................    $   1.10       $    .90       $    .75
                                         ========       ========       ========
FULLY DILUTED:
Net income...........................    $265,298       $183,588       $131,045
Add after tax interest expense
 applicable to convertible
 debentures..........................       8,077         13,548          8,501
                                         --------       --------       --------
                                         $273,375       $197,136       $139,546
                                         ========       ========       ========
Average number of common shares
 outstanding.........................     235,432        201,597        173,018
Common stock equivalents applicable
 to options outstanding resulting
 from application of the "treasury
 stock method" using end of period
 stock price (if greater than average
 stock price for period).............       6,091          3,038            984
Assuming conversion of convertible
 debentures..........................      13,662         26,670         20,814
                                         --------       --------       --------
Average shares used in fully diluted
 earnings per share.................      255,185        231,305        194,816
                                         ========       ========       ========
Fully Diluted Earnings Per Common
 Share:
 Net income........................      $   1.07       $    .85       $    .72
                                         ========       ========       ========
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